 Exhibit 99.1

NEWS RELEASE
Gryphon Gold Corporation, 611 N Nevada Street, Carson City, NV 89703

FOR IMMEDIATE RELEASE

Gryphon Gold Reports $3.5 million in Revenue for the
Second Quarter of Fiscal 2013

CARSON CITY, NV, November 14, 2012 - Gryphon Gold Corporation (the “Company” or “Gryphon Gold”) (GGN: TSX; GYPH: OTCQB), a gold exploration, development and production company focused on its Borealis Oxide Heap Leach Project in Nevada (the “Borealis Property”), reported financial results for its second quarter of fiscal 2013, which ended September 30, 2012.

The Company achieved revenue of $3.5 million in the second quarter of fiscal 2013 on sales of 2,262 gold equivalent ounces. There was no revenue in the second quarter of fiscal 2012. Revenue in the first quarter of fiscal 2013 was $5.9 million on sales of 3,775 gold equivalent ounces.

Approximately 261,000 tons of ore was placed on the heap leach pad in the fiscal 2013 second quarter compared with 220,000 tons in the trailing first quarter. The Company produced 2,506 gold equivalent ounces in the quarter at a recovery rate of approximately 40% with an average cash cost per ounce of approximately $1,390. The average cash cost per ounce for the first six months of fiscal 2013 was approximately $1,140. The increase in cash cost per ounce was the primarily the result of lower production during the second quarter. This is a non-GAAP measurement, see page 4 for reconciliation. At September 30, 2012, the Company had $5.6 million of inventory.

James T. O’Neil Jr., CEO and Interim CFO of Gryphon Gold, commented, “We continue to make progress, though our production levels were below expectations as a result of several construction interruptions necessitated by our expansion efforts. The additional financing we received during the second quarter has provided us the financial strength to complete many necessary upgrades to accomplish our production capacity goals and will support the bonding requirement of our incremental fluid flow, as well as the purchase of a second set of carbon columns and pumps. Our goal remains to generate sufficient cash flow to maximize the potential of the Borealis Property and develop additional resources to extend the mine life of our project.”

Second Quarter Fiscal 2013 Results

Operating expenses of $0.7 million for the second quarter increased $0.1 million year-over-year primarily due to an increase in legal and audit fees associated with royalty negotiations and expansion of the senior credit facility. The Company realized a loss from operations of $1.0 million and $0.6 million for the second quarter of fiscal 2013 and 2012, respectively.

Interest expense, net of capitalized interest, was $0.4 million for the quarter, up from $66 thousand in the prior-year period for interest payments made on promissory and convertible notes issued to reduce potential future royalty obligations and debt incurred since April 2011. The Company recognized a gain of $375 thousand in the second quarter for the change in liability warrants issued in Canadian dollars.

For the second quarter of fiscal 2013, the Company had a net loss from continuing operations of $1.1 million, or $0.01 per diluted share, compared with a net loss of $0.8 million, or negligible on a per diluted share basis, for the same period of the prior year.

Gryphon Gold Reports $3.5 million in Revenue for the Second Quarter of Fiscal 2013
November 14, 2012

Liquidity Position

At September 30, 2012, the Company had cash on hand of $4.5 million compared with $0.6 million at March 31, 2012. The increase reflected cash generated from gold sales and borrowings on its amended senior credit facility. At November 12, 2012, the Company had $2.2 million in cash.

On September 24, 2012, Gryphon Gold expanded its senior secured gold stream credit facility with Waterton Global Value, L.P. from $15 million to $20 million. The Company drew the additional $5 million for working capital requirements. Under the amended agreement, Waterton also agreed to extend the term of the facility by seven months to November 2014.

Six-Month Summary

Revenue for the six-month period ending September 30, 2012 was $9.4 million on sales of 6,037 gold equivalent ounces, compared with no revenue in the first half of fiscal 2012. The Company produced 5,780 gold equivalent ounces at a recovery rate of approximately 40%.

Operating expenses for the first half of fiscal year 2013 were $1.5 million, an increase of $0.3 million over the first half of fiscal year 2012, which reflects higher legal and audit fees associated with royalty negotiations, the senior credit facility and increased reporting associated with production.

Loss from operations in the first half of fiscal 2013 was $0.9 million compared with a loss of $1.2 million in the prior-year period.

Interest expense increased to $1.3 million from $86 thousand in the first half of fiscal 2012, due to the interest incurred on promissory and convertible notes issued to reduce the potential future obligations under the royalty liability and the credit facility. The Company also recognized a gain of $0.8 million in the six-month period ending September 30, 2012 for the change in liability warrants issued in Canadian dollars.

Improving Production Capabilities

The Company’s strategy is to increase production volume and sales to create operational leverage which will reduce cash costs per ounce and improve the recovery rate, as well as generate sufficient cash to invest in further exploration and development.

Donald B. Tschabrun, Chief Operating Officer of Gryphon Gold, commented, “Our Phase 1B initiatives continued to progress well as we are making targeted investments in each stage of the production cycle to achieve our production capacity goals and increase our cash flow.

“We recently began ore stacking on the expanded heap leach pad and are targeting solution flow by the end of this month. We are also beginning the assembly and installation of our additional jaw crusher and expect it to be ready by the end of the year. Once completed, along with our two 500 foot conveyors, we will have the capability to process 12,000 tons of ore per day, a 140% increase from our current capacity rate of 5,000 tons per day. Additional pumps have also been ordered, so once our permit is received, we can double our solution flow throughput.”

Gryphon Gold’s objective is to have the processing capability to produce 2,000 to 2,500 gold equivalent ounces per month.

Second Quarter Fiscal 2013 Conference Call and Webcast

The Company will host a conference call and webcast to discuss its results and progress in advancing the Borealis project on Thursday, November 15, 2012 at 1:00 p.m. ET.

The teleconference call can be accessed by dialling (201) 689-8560. The webcast can be found on the Company’s website at www.gryphongold.com.

A telephonic replay will be available from 4:00 p.m. ET the day of the teleconference until Thursday, November 22, 2012. To listen to a replay of the call, dial (858) 384-5517 and enter replay pin number 401262. An archive of the webcast will be available on the Company’s website, along with a transcript, once available.

Gryphon Gold Reports $3.5 million in Revenue for the Second Quarter of Fiscal 2013
November 14, 2012

ABOUT GRYPHON GOLD:

Gryphon Gold is an exploration, development and production company focused on precious metals and is currently producing at its Borealis property, located in Nevada’s Walker Lane Gold Belt. The plan for the Borealis Property is to advance the development of the oxide heap leachable gold and silver to the production stage and to further expand and develop the significant sulphide resource through exploration, metallurgical design and sulphide project permitting and development. The Borealis Property is unpatented mining claims (including claims leased to the Company’s wholly owned subsidiary) of approximately 20 acres each, totaling about 15,020 acres, which has successful past production.

Gryphon Gold routinely posts news and other important information on its website. www.gryphongold.com.

Safe Harbor Statement

This press release contains “forward-looking statements” and "forward-looking information" within the meaning of United States and Canadian securities laws, which may include, but are not limited to, statements relating to operating results; expansion of production capacity, ability to increase cost efficiencies, improve recovery rates, increase cash flow from operations, pending permit application, development of oxide resources, construction of on-site laboratory facility and plans to advance the development of the Borealis Property. Such forward-looking statements and forward-looking information reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including risks associated with mining operations, risks associated with the oxide heap, risks associated with exploration, metallurgical design and project permitting and development and the risks and uncertainties outlined under the section headings “Forward-Looking Statements” and “Risks Factors and Uncertainties” in the Annual and Quarterly Reports, as filed with the SEC and Canadian securities administrators and in the Company’s other reports, documents, and registration statements filed with the SEC (available at www.sec.gov) and with Canadian securities administrators (available at www.sedar.com ). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. The Company does not undertake to update forward-looking statements or forward-looking information, except as may be required by law. Full financial statements and securities filings are available on the Company’s website: www.gryphongold.com and www.sec.gov or www.sedar.com

For further information please contact:

James T. O’Neil Jr., CEO and Interim CFO
775.883.1456
joneil@gryphongold.com

Deborah K. Pawlowski, Kei Advisors LLC
716.843.3908
Dpawlowski@keiadvisors.com

FINANCIAL TABLES FOLLOW.

Gryphon Gold Reports $3.5 million in Revenue for the Second Quarter of Fiscal 2013
November 14, 2012

Non-GAAP Measures

Cash costs per ounce of gold represent non-U.S. Generally Accepted Accounting Principles (“GAAP”) measurements that the Company believes provide management and investors an indication of net cash flow. Management also uses this measurement for the comparative monitoring of performance of mining operations period-to-period from a cash flow perspective. Cash cost per ounce is a measure developed by gold companies in an effort to provide a comparable standard; however, there can be no assurance that our reporting of this non-GAAP measure is similar to that reported by other mining companies. Cost of sales and other direct production costs and depreciation, depletion and amortization was the most comparable financial measures calculated in accordance with GAAP to total cash costs.

Gryphon Gold Corporation
Cash Cost Per Ounce Reconciliation
(Unaudited)
(Stated in U.S. dollars)

	Three months ended	Six months ended
	September 30, 2012
Cost of sales	$3,740,902	$8,786,717
Impairment on inventory	(263,039)	(323,570)
Royalties	(213,403)	(493,698)
Inventory change	541,773	(730,192)
Depreciation, depletion, amortization	(323,243)	(648,253)
Production cash costs	$3,482,990	$6,591,004
Gold equivalent ounces produced	2,506	5,780
Cash cost per ounce	$1,390	$1,140

Gryphon Gold Reports $3.5 million in Revenue for the Second Quarter of Fiscal 2013
November 14, 2012

Gryphon Gold Corporation
Consolidated Balance Sheets
(Stated in U.S. dollars)

	September 30,	March 31,
ASSETS	2012	2012
Current assets:
Cash	$4,534,941	$602,343
Accounts receivable	28,724	358,005
Prepaid expenses	782,129	171,515
Inventories	5,610,841	6,363,016
Deferred debt issue costs	540,441	312,549
	11,497,076	7,807,428

Property, plant and equipment, net	24,116,139	19,565,395
Reclamation bonds and deposits	3,841,603	2,839,559
	$39,454,818	$30,212,382

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$7,769,836	$583,458
Accounts payable and accrued liabilities	4,152,679	5,004,298
Note payable	315,637	1,376,479
	12,238,152	6,964,235

Long-term debt, net of discount and current portion	13,138,919	10,198,611
Asset retirement obligation	3,732,910	1,675,877
Warrant derivative liabilities	384,502	137,291
	29,494,483	18,976,014
Stockholders' equity:
Common stock	194,644	194,103
Additional paid in capital	54,281,591	54,114,438
Accumulated deficit	(44,515,900)	(43,072,173)
	9,960,335	11,236,368
	$39,454,818	$30,212,382

Gryphon Gold Reports $3.5 million in Revenue for the Second Quarter of Fiscal 2013
November 14, 2012

Gryphon Gold Corporation
Consolidated Statement of Operations
(Stated in U.S. dollars)

	Three months ended		Six months ended
	September 30,		September 30,
	2012	2011	2012	2011

Net Sales	$3,504,293	$-	$9,393,656	$-
Cost of sales and other direct production costs	3,740,903	-	8,786,717	-
Gross (loss) profit	(236,610)	-	606,939	-
Operating expenses:
Exploration	2,984	4,358	28,202	95,254
Salaries and consulting fees	204,944	238,761	525,878	472,168
General and administrative	218,132	234,577	371,557	374,610
Legal and audit	162,834	66,853	375,010	141,000
Travel and accommodation	39,174	42,788	65,564	93,261
Depreciation	6,841	13,953	13,473	17,462
Write down of mining property	11,003	-	11,003	-
(Gain) on disposal of equipment	-	-	(430)	-
Asset retirement obligation accretion	81,095	16,996	108,722	16,996
	727,007	618,286	1,498,979	1,210,751
Loss from operations	(963,617)	(618,286)	(892,040)	(1,210,751)
Other (income) expense:
Loss on foreign exchange	70,264	123,545	50,864	94,796
(Gain) on warrant derivative liability	(374,579)	-	(792,355)	-
Interest income	(2,153)	(3,161)	(3,651)	(3,227)
Interest expense, net of capitalized interest	407,427	65,791	1,296,829	85,602
Net loss	$(1,064,576)	$(804,461)	$(1,443,727)	$(1,387,922)

Basic and diluted net income (loss) per share	$(0.01)	Nil	$(0.01)	$(0.01)
Weighted shares used in calculating basic and diluted net income (loss) per share	194,168,032	193,769,882	194,136,062	168,299,718

Gryphon Gold Reports $3.5 million in Revenue for the Second Quarter of Fiscal 2013
November 14, 2012

Gryphon Gold Corporation
Consolidated Statements of Cash Flows
(Stated in U.S. dollars)

	Six months ended
	September 30,
	2012	2011
Operating activities:
Net cash used in operating activities	$(2,504,057)	$(1,654,472)
Investing activities:
Reclamation bonds purchased	(1,002,044)	(2,033,500)
Purchase of property, plant and equipment	(1,551,491)	(6,783,785)
Proceeds from sale of equipment	1,000	-
Mineral property expenditures	-	(79,512)
Option payment to amend and reduce royalty	-	(175,000)
Proceeds from note receivable	-	2,975
Net cash used in investing activities	(2,552,535)	(9,068,822)

Financing activities:
Repayment of borrowings	(1,198,887)	-
Proceeds from borrowings	10,290,035	3,169,514
Shares and warrants issued for cash	-	11,068,362
Public offering costs	-	(1,185,444)
Debt and share issue costs	(98,356)	(418,697)
Cash provided in financing activities	8,992,792	12,633,735

Effect of foreign exchange on cash	(3,602)	(31,099)
Net increase in cash	3,932,598	1,879,342
Cash, beginning of year	602,343	837,457
Cash, end of period	$4,534,941	$2,716,799

Reconciliation of net loss to net cash used in operating activities:
Net loss	$(1,443,727)	$(1,387,922)
Adjustment to reconcile net loss to net cash provided by operating activities:
Interest expense paid with debt	149,229	-
Depreciation	771,508	17,642
Asset retirement obligation accretion	108,722	16,996
Gain on disposal of equipment	(430)	-
Stock compensation expense, net of tax	156,443	98,651
Common stock issued for services provided	11,250	-
Amortization of debt offering costs	450,463	65,409
Amortization of notes payable discount	364,001	69,376
Unrealized gain on foreign exchange	3,602	31,099
Impairment of inventory	323,570	-
Write down of mining property	11,003	-
Change in gain on warrant derivative liability	(792,355)	-
Other changes in operating assets and liabilities:
Accounts receivable	5,715	(26,998)
Accounts payable and accrued liabilities	(2,654,675)	363,297
Inventories	642,238	(638,184)
Prepaid expenses	(610,614)	(263,838)
	$(2,504,057)	$(1,654,472)

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